Exhibit 99.1

OLD POINT ANNOUNCES NEW TRUST PRESIDENT & CEO

Hampton, Va., September 16, 2021 (PR NEWSWIRE) – Old Point Financial Corporation (Old Point) (Nasdaq: OPOF) is pleased to announce that A. Eric Kauders, Jr. has been appointed as President and Chief Executive Officer for Old Point Trust & Financial Services, N.A. (Old Point Trust). Mr. Kauders has over 20 years of wealth management leadership experience, where he led the fiduciary business in a three-state region with $16 billion in assets under management at Bank of America Private Bank. Prior to that role, he practiced law with McGuire Woods, LLP where he represented banks, trust companies, and individuals in fiduciary, contract, and bankruptcy matters.

Old Point’s Chairman, President & CEO, Robert F. Shuford, Jr. said, “Eric’s wealth management acumen will be a great benefit to Old Point as we continue with the execution of our strategies for profitability and growth. I have the utmost confidence in his ability to help further Old Point Trust’s success while maintaining our dedication to unmatched, local support and service.”

Kauders holds his bachelor’s degree from the College of William and Mary and his Juris Doctor from the University of Virginia. He currently serves on the board of directors for the Virginia Council on Economic Education and the Virginia Bankers Association’s Trust and Wealth Management Committee.

The role of President and Chief Executive Officer for Old Point Trust was previously held by Eugene M. Jordan, II, who has transitioned into the new role of General Counsel and Corporate Secretary for Old Point. Mr. Jordan served as the President and CEO of Old Point Trust for the past 19 years and continues to serve as Chairman of the Old Point Trust board of directors.

About Old Point

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Trust & Financial Services, N.A., which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial services. Old Point Trust is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.